CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Evergreen Equity Trust

We consent to the use of our reports dated September 10, 2004 for Evergreen Blue Chip Fund, Evergreen Equity Income Fund, Evergreen Growth and Income Fund, Evergreen Large Cap Value Fund, Evergreen Mid Cap Value Fund, Evergreen Small Cap Value Fund, and Evergreen Special Values Fund, each a series of the Evergreen Equity Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                                        /s/ KPMG LLP

Boston, Massachusetts

November 24, 2004